EXHBIT 4.32

AMENDMENT NUMBER 1

TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER 1, dated as of December 23, 2014 (this “Amendment”), by and among TAP FUNDING LTD. (“TAP”), an exempted limited by shares incorporated under the laws of Bermuda (the “Borrower”), the financial institutions listed on the signature pages hereof under the headings “LENDERS” (each a “Lender” and, collectively, the “Lenders”), or “INTEREST RATE HEDGE COUNTERPARTIES” (each an “Interest Rate Hedge Counterparty” and, collectively, the “Interest Rate Hedge Counterparties”), and ABN AMRO CAPITAL USA LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) is made to the Credit Agreement (as defined below).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of April 26, 2013 (the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement in order to modify certain provisions thereof; and

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1 Definitions; Interpretation.

(a) Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b) Interpretation. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2 Amendments to the Credit Agreement. Pursuant to Section 15.12 of the Credit Agreement, the Credit Agreement is hereby amended on the Effective Date (as defined in Section 3 hereof) as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended as follows:

(i) Definition of Applicable Margin. By amending and restating the definition of “Applicable Margin” to read as follows:

“Applicable Margin. With respect to each Loan for each Interest Period, one and three quarters of one percent (1.75%) per annum.”

(ii) Definition of Commitment Fee Percentage. By amending and restating the definition of “Commitment Fee Percentage” to read as follows:

“Commitment Fee Percentage. As of any date of determination, one of the following:

(i) If the quotient (expressed as a percentage) obtained by dividing (y) the Aggregate Loan Principal Balance by (y) the Aggregate Commitments shall be less than seventy percent (70%) as of such date of determination, fifty-five hundredths of one percent (0.55%) per annum; or

(ii) If the quotient (expressed as a percentage) obtained by dividing (y) the Aggregate Loan Principal Balance by (y) the Aggregate Commitments shall be equal to or greater than seventy percent (70%) as of such date of determination, three hundred sixty five thousandths of one percent (0.365%) per annum.”

(iii) Definition of Maturity Date. By amending and restating the definition of “Maturity Date” to read as follows:

“Maturity Date. The earlier to occur of (i) the date on which the Obligations have been accelerated in accordance with Section 12.2(a) and (ii) December 24, 2018, as such date may be extended from time to time in accordance with Section 15.12.”

(b) Clause (a) of Section 9.20 of the Credit Agreement is hereby amended and restated to read as follows:

“(a) As of the last day of each fiscal quarter of the Borrower, the Tangible Net Worth of the Borrower shall not be an amount that is less than Fifty Million Dollars ($50,000,000).”

(c) Schedule 1 to the Credit Agreement is hereby deleted and replaced with Schedule 1 hereto.

(d) Schedule 2 to the Credit Agreement is hereby deleted and replaced with Schedule 2 hereto.

SECTION 3 Conditions of Effectiveness. The amendments set forth in Section 2 of this Amendment shall become effective on the date on which all of the following conditions have been satisfied (such date, the “Effective Date”):

(a) the execution and delivery of this Amendment by the Borrower, the Administrative Agent, all of the Lenders and all of the Interest Rate Hedge Counterparties; and

(b) each Lender shall have received an amendment fee in an amount equal to the product of (i) the amount of the Commitment of such Lender as set forth on Schedule 2 hereto, and (ii) thirty five hundredths of one percent (0.35%).

SECTION 4 Representations and Warranties. To induce the Lenders, Administrative Agent and the Interest Rate Hedge Counterparties to enter into this Amendment, the Borrower hereby confirms and restates, as of the date hereof, the representations and warranties made by the Borrower in Section 7 of the Credit Agreement. For the purposes of this Section 4, any representations and warranties which relate solely to an earlier date shall not be deemed confirmed and restated as of the date hereof (provided that such representations and warranties shall be true, correct and complete as of such earlier date).

SECTION 5 Miscellaneous.

(a) Agreements Otherwise Not Affected. Except as expressly amended pursuant hereto, each of the Agreements shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The Lenders’, the Interest Rate Hedge Counterparties’ and the Administrative Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(b) References Within the Agreements. Each reference in each Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to such Agreement as amended by this Amendment.

(c) No Reliance. The Borrower hereby acknowledges and confirms to the Administrative Agent, the Lenders and each Interest Rate Hedge Counterparty that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d) Costs and Expenses. The Borrower agrees to pay to the Administrative Agent on demand the reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent, in connection with the preparation, negotiation, execution and delivery of this Amendment.

(e) Binding Effect. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Administrative Agent, each Lender, each Interest Rate Hedge Counterparty and their respective successors and assigns.

(f) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.

(g) Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 15.12 of the Credit Agreement.

(h) Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Amendment shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Amendment, or the validity or effectiveness of such provision in any other jurisdiction.

(i) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

(j) Loan Documents. This Amendment shall constitute a Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

TAP FUNDING LTD.

By	/S/ Christopher C. Morris
Name:
Title:	Vice President

THE ADMINISTRATIVE AGENT

ABN AMRO CAPITAL USA LLC

By	/S/ Ross Briggs
Name:
Title:	VP

By	/S/ R.Bisscheroux
Name:
Title:	Director

TAP Revolver - Amendment 1

Schedule 2

DEPRECIATION POLICY

1. For purposes of any calculation of the Asset Base:

(a) a New Container that is a new Container is depreciated using the straight-line method, over the estimated useful life of such type of Container (as set forth below) to the Residual Value of such type of Container (as set forth below).

(b) an Existing Container is depreciated using the straight-line method, over the remaining estimated useful life (based upon a total estimated useful life) of such type of Container (as set forth below) to the Residual Value of such type of Container (as set forth below).

(c) a New Container that is a used Container is depreciated using the straight-line method, over the remaining estimated useful life of such type of Container (as set forth below) at the date of acquisition (based upon a total estimated useful life of such type of Container (as set forth below) to the Residual Value of such type of Container (as set forth below).

2. For any purpose other than that described in item 1 above, including without limitation the calculation of financial covenants, the preparation of financial reports, and the calculation of the purchase price to be paid for any containers, the Depreciation Policy shall be in accordance with GAAP (provided that any change in the Depreciation Policy, as described in this item 2, resulting from the application of GAAP, or from the requirements of the Borrower’s accountants applying GAAP, shall be deemed not to constitute a change to the Depreciation Policy under any of the Related Documents).

Residual Values based upon GAAP on the Closing Date

Container Type	Residual Value	Estimated Useful Life
2B	604.00	13
2C	393.00	13
2D	845.00	13
2F	140.00	13
2H	666.00	13
2L	1,300.00	14
2M	834.00	13
2R	2,750.00	12
2S	1,050.00	13
2T	1,500.00	14
2U	2,377.00	13
2W	765.00	13
2Y	2,049.00	12
2Z	2,534.00	13
4F	820.00	13
4H	1,650.00	13
4J	1,500.00	13
4L	2,000.00	14
4M	1,169.00	13
4N	765.00	13
4S	1,300.00	13
4T	2,500.00	14
4U	2,288.00	13
4W	1,253.00	13
4Y	4,500.00	12

TAP Revolver - Amendment 1